CUSIP No. 45254P508	Page 9 of 9 Pages

EXHIBIT A

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned acknowledge and agree that the foregoing statement on this Amendment No. 5 to Schedule 13D with respect to the Common Stock is filed on behalf of each of the undersigned and that all subsequent amendments to this Amendment No. 5 to Schedule 13D shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. Additionally, the undersigned acknowledge and agree to the inclusion of this Agreement as an Exhibit to this Amendment No. 5 to Schedule 13D. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the other, except to the extent that he or it knows or has reason to believe that such information is inaccurate.

Dated: October 17, 2017

/s/ Richard H. Pickup
RICHARD H. PICKUP

RHP TRUST, DATED MAY 31, 2011

By:	/s/ Richard H. Pickup
Name:	Richard H. Pickup
Its:	Trustee

DITO CAREE LIMITED PARTNERSHIP

By:	Gamebusters, Inc.
Its:	Sole General Partner

By:	/s/ Richard H. Pickup
Name:	Richard H. Pickup
Its:	President

GAMEBUSTERS, INC.

By:	/s/ Richard H. Pickup
Name:	Richard H. Pickup
Its:	President